Filed pursuant to Rule 424(b)(3)
333-262390

BRIGHTHOUSE LIFE INSURANCE COMPANY

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

Supplement dated October 2, 2023 to the Prospectuses

For the annuity contracts listed below

This supplement describes a change to the annuity contracts listed below issued by Brighthouse Life Insurance Company or Brighthouse Life Insurance Company of NY (together with Brighthouse Life Insurance Company, “we” or “us”). This supplement should be read in its entirety and kept together with your prospectus for future reference. If you would like another copy of your prospectus, write to us at: P.O. Box 4301, Clinton, IA 52733-4301, call us at (888) 243-1932 or access the Securities and Exchange Commission’s website at http://sec.gov. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the prospectus.

Annuity Service Office Contact Information Change

Effective October 16, 2023, the contact information for the Annuity Service Center for various Contract transactions information will change. Please use the contact information listed below.

Applications when purchasing the Contract, including initial Purchase Payment	P.O. Box 4365 Clinton, IA 52733-4365 Fax: 877-245-2964 Or through your financial representative

Death Claims	P.O. Box 4330 Clinton, IA 52733-4330 Fax: 877-245-8163

Income Payments • Requests to receive regular income payments	P.O. Box 4365 Clinton, IA 52733-4365 Telephone: 800-882-1292 Fax: 877-246-8424

• Death Claims for Contracts receiving Income Payments	P.O. Box 4364 Clinton, IA 52733-4364 Telephone: 800-882-1292 Fax: 877-245-8163

• General requests and elections for Contracts receiving Income Payments	P.O. Box 4363 Clinton, IA 52733-4363 Telephone: 800-882-1292 Fax: 877-246-8424

SUPP-SHIELD-DXC-1023

All other requests and elections and general inquiries	P.O. Box 4301 Clinton, IA 52733-4301 Telephone: 888-243-1932 Fax: 877-246-8424

We will continue to accept requests and elections at the old address until close of the New York Stock Exchange on December 15, 2023. After this date, requests and elections, (including payments) sent to an address other than the ones provided above, may be returned or there may be a delay in processing requests or applying payments.

This change does not affect any of your contractual provisions. All rights and benefits you have with your contract remain the same.

Supplement to the prospectus for the following annuity contracts:

Brighthouse Life Insurance Company

Brighthouse Shield® Level Select 6-Year Annuity

Brighthouse Shield® Level Select 3-Year Annuity

Brighthouse Shield® Level Select Advisory Annuity

Brighthouse Shield Level Pay PlusSM Annuity

Brighthouse Shield Level Pay PlusSM Advisory Annuity

Brighthouse Life Insurance Company of NY

Brighthouse Shield® Level Select 6-Year Annuity

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE